Exhibit 1

Stock Symbol: AEM (NYSE, TSX)	For further information: Investor Relations (416) 947-1212

AGNICO-EAGLE PROVIDES NOTICE OF RELEASE FOR

THIRD QUARTER 2012 RESULTS AND CONFERENCE CALL.

Toronto, October 1, 2012 /CNW/ - Agnico-Eagle Mines Limited (NYSE: AEM) (TSX: AEM) (“Agnico-Eagle” or the “Company”) today announced that it will release its third quarter 2012 results on Wednesday, October 24, 2012, after normal trading hours.

The Company’s senior management will host a conference call on Thursday, October 25, 2012 at 11:00 AM (E.D.T.) to discuss financial results and provide an update of the Company’s activities.

Via Webcast:

A live audio webcast of the meeting will be available on the Company’s website homepage at www.agnico-eagle.com.

Via Telephone:

For those preferring to listen by telephone, please dial 416-644-3414 or Toll-free 1-800-814-4859.  To ensure your participation, please call approximately five minutes prior to the scheduled start of the call.

Replay archive:

Please dial 416-640-1917 or the Toll-free access number 1-877-289-8525, passcode 4507259#.

The conference call replay will expire on Sunday, November 25, 2012. The webcast along with presentation slides will be archived for 180 days on the website.

About Agnico-Eagle

Agnico-Eagle is a long established, Canadian headquartered, gold producer with operations located in Canada, Finland and Mexico, and exploration and development activities in Canada, Finland, Mexico and the United States. The Company has full exposure to higher gold prices consistent with its policy of no forward gold sales and maintains a corporate strategy based on increasing shareholders exposure to gold, on a per share basis. It has paid a cash dividend for 30 consecutive years.

For more information on the Company please visit www.agnico-eagle.com